Filed under Rule 424 (b)(2), Registration Statement No. 333-134738,
    333-134738-01, 333-134738-02, 333-134738-03, 333-134738-04 and 333-134738-05

    				Pricing Supplement No. 54 - dated June 29, 2007
                                       (To prospectus dated June 5, 2006 and
                                   prospectus supplement dated June 15, 2006)

The Bank of New York Company, Inc. [LOGO]

The Bank of New York Company, Inc.
$1,000,000,000
The Bank of New York Company, Inc. CoreNotes(Registered Service Mark)

=================================================================
             Aggregate               Purchasing     Proceeds
  CUSIP      Principal   Price to      Agent's       Before
  Number      Amount     Public(1)   Discount(1)    Expenses(1)
=================================================================

0640P1MU4    $5,975,000    100%         2.00%         98.00%

-----------------------------------------------------------------

=================================================================
   Interest      Interest        Stated
   Rate Per      Payment        Maturity     Survivor's
    Annum       Frequency         Date        Option
=================================================================

    6.15%       Semiannual     07/15/2022      Yes

-----------------------------------------------------------------
Senior Subordinated Medium-Term Notes, Series I
Interest Payment Dates:  The 15th day of January and July of each year commencing 01/15/2008.
Redemption Information:  Redeemable at the option of The Bank of New York
                         Company, Inc. on 07/15/2010 and each Interest Payment
                         Date thereafter, at a price equal to 100% on 30
                         calendar days notice.
=================================================================
             Aggregate               Purchasing     Proceeds
  CUSIP      Principal   Price to      Agent's       Before
  Number      Amount     Public(1)   Discount(1)    Expenses(1)
=================================================================

0640P1MV2   $5,029,000      100%        2.50%         97.50%

-----------------------------------------------------------------

=================================================================
   Interest      Interest        Stated
   Rate Per      Payment        Maturity     Survivor's
    Annum       Frequency         Date        Option
=================================================================

    6.20%      Semiannual      07/15/2032       Yes

-----------------------------------------------------------------
Senior Subordinated Medium-Term Notes, Series I
Interest Payment Dates:  The 15th day of January and July of each year commencing 01/15/2008.
Redemption Information:  Redeemable at the option of The Bank of New York
                         Company, Inc. on 07/15/2012 and each Interest Payment Date thereafter, at a price equal to 100% on 30 calendar days notice.

-----------------------------------------------------------------

The Bank of New York Company, Inc.
One Wall Street
New York, New York 10286

Trade Date:  06/29/2007
Issue Date:  07/05/2007
Minimum Denominations/Increments: $1,000/$1,000
Original Issue Discount: No
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161

The defeasance and covenant defeasance provisions of the Senior Indenture and the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities-Legal Defeasance and Covenant Defeasance" in the Prospectus will apply to the Senior and Senior Subordinated Notes respectively.

Effective as of June 22, 2007, Manufacturers and Traders Trust Company is successor Trustee to J.P. Morgan Trust Company, National Association, under the Senior Subordinated Indenture, dated as of October 1, 1993, under which the Senior Subordinated Notes are issued.

On December 3, 2006, The Bank of New York Company, Inc. entered into an agreement with Mellon Financial Corporation pursuant to which the two companies will merge into a newly formed corporation, The Bank of New York Mellon Corporation, or "Newco". The merger, which is subject to regulatory approvals and certain other conditions, is expected to be effective on July 1, 2007. In the merger, the obligations of The Bank of New York Company, Inc. with respect to the Senior Subordinated Notes will be assumed by Newco.

(1) Expressed as a percentage of the aggregate principal amount

"CoreNotes(Registered Service Mark)" is a registered service mark of Merrill Lynch & Co., Inc.

                                                            Merrill Lynch & Co.
                                                               Purchasing Agent
                                                            Acting as Principal
===============================================================================